BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MINUTES OF THE 88th EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: October 25, 2013 at 5:00 p.m. at Rua Hungria, 1400 – 5th floor in the city and state of São Paulo. CHAIR: Abilio dos Santos Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: the majority of the effective members. RESOLUTIONS ADOPTED:  Approval of the results for the 3rd Quarter 2013 – The Management Report and the Financial Statements for the quarter ending September 30,2013 were approved. The matter was discussed jointly with the Fiscal Council/Audit Committee. São Paulo-SP, October 25, 2013. This is an excerpt from the full Meeting of the Board of Directors and was signed by all the Directors in attendance: ABILIO DINIZ, Chairman; SÉRGIO RICARDO SILVA ROSA, Vice Chairman; CARLOS FERNANDO COSTA; DÉCIO DA SILVA; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIZ FERNANDO FURLAN; LUÍS CARLOS FERNANDES AFONSO; MANOEL CORDEIRO SILVA FILHO; PEDRO DE ANDRADE FARIA; WALTER FONTANA FILHO.

EDINA BIAVA

Secretary